Exhibit 1.12

EXTRAORDINARY MEETING OF SHAREHOLDERS OF DAVIDE CAMPARI-MILANO S.p.A.

CONVENED ON 27 MARCH 2020

QUESTIONS AND ANSWERS

THE REDOMICILIATION

INDEX OF QUESTIONS AND ANSWERS

A.	GENERAL
B.	PURPOSE
C.	COVID-19 RELATED EVENTS POTENTIALLY IMPACTING THE TRANSACTION
D.	WITHDRAWAL RIGHT
E.	SPECIAL VOTING SHARES
F.	CORPORATE GOVERNANCE OF DAVIDE CAMPARI-MILANO N.V.
G.	SHAREHOLDERS’ RIGHTS COMPARATIVE TABLE

The following ‘Questions and Answers’ have been prepared by Davide Campari-Milano S.p.A. in accordance with Article 127-ter, paragraph 2, of the Legislative Decree No. 58 of 24 February 1998 as subsequently amended and restated (TUF). Consequently, no answer will be given to questions raised by shareholders, insofar as the relevant answers are already given in this document.

IMPORTANT INFORMATION FOR INVESTORS AND SHAREHOLDERS

This document has been prepared merely for informational purposes and is not intended to be, nor does it constitute, an offer or invitation to exchange or sell, or a solicitation of an offer to subscribe or purchase, or an invitation to exchange, purchase or subscribe any financial instrument or any part of the business or assets described herein, any other shareholding, or a solicitation of any vote or approval in any jurisdiction, in relation to this transaction or otherwise, nor will any sale, issuance or transfer of financial instruments take place in any jurisdiction in breach of any applicable law.  No offer of financial instruments will be made. This document is not a prospectus, an information document on a financial product or any other offer document for purposes of Regulation (EU) 2017/1129 of the European Parliament and Council of 14 June 2017.

This document does not constitute an offer to the public in Italy, within the meaning of Section 1, letter (t) of Legislative Decree no. 58 of 24 February 1998, as subsequently amended and supplemented. The issuance, publication or distribution of this document in certain jurisdictions may be restricted by law and, therefore, persons in the jurisdictions in which this document is issued, published or distributed must inform themselves and comply with such restrictions.

This document does not constitute an offer of sale of financial instruments in the United States in accordance with the Securities Act or in any other jurisdiction in which it is illegal to do so, or a solicitation of votes in the shareholders’ meeting mentioned in this document. The financial instruments referred to in this document have not been and will not be registered in accordance with the Securities Act or the laws concerning financial instruments of any state of the United States, and any statement to the contrary constitute a breach of the law. The financial instruments referred to in this  document may not be offered or sold  in the United States or to, or on behalf of or for the benefit of U.S. Persons, as defined in Regulation S under the Securities Act, except by virtue of an exemption or a transaction not subject to registration obligations under the Securities Act or the state or local laws applicable to financial instruments.

* * *

Disclaimer for U.S. investors

This Transaction concerns the financial instruments of a foreign company. The Transaction is subject to the disclosure obligations of a foreign country which differ from those of the United States.

It may be difficult for you to exercise your rights and any legal claim on the basis of the federal laws of the United States on financial instruments, since the issuer has its registered office in a foreign country and some or all of its executives and directors may be residents in a foreign country. You may not succeed in summonsing to legal proceedings a foreign company or its executives or directors before a foreign court for breach of the laws of the United States on financial instruments. It may be difficult to force a foreign company and its affiliates to comply with a decision issued by a United States court.

You must be aware of the fact that the issuer may purchase financial instruments outside the Transaction, such as, for example, on the market or through private purchasers outside the market.

* * *

Forward-looking statements

This document contains certain forward-looking statements relating to Campari and the proposed transaction. All statements included in this document concerning activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. Forward-looking statements are based on current expectations and projections about future events and involve known and unknown risks, uncertainties and other factors, including, but not limited to, the following: volatility and deterioration of capital and financial markets, changes in general economic conditions, economic growth and other changes in business conditions, changes in government regulation, uncertainties as to whether the proposed transaction will be consummated, uncertainties as to the timing of the proposed transaction, uncertainties as to how many shareholders will participate in the proposed transaction, the risk that the announcement of the proposed transaction may make it more difficult for Campari Group to establish or maintain relationships with its employees, suppliers and other business partners, the risk that the businesses of Campari Group will be adversely impacted during the pendency of the proposed transaction; the risk that the operations of Campari Group will not be integrated successfully, and other economic, business and competitive factors affecting the businesses of Campari Group. Such factors include, but are not limited to: (i) changes in the laws, regulations or policies of the countries where Campari Group operates; (ii) the adoption, both at a global level and in the countries where Campari Group operates, of restrictive public policies that have an impact on the production, distribution, marketing, labelling, importation, price, sale or consumption of alcoholic products; (iii) long-term changes in consumers’ preferences and tastes, social or cultural trends resulting in a reduction in the consumption of products of the Campari Group as well as in purchasing patterns and the ability of Campari Group to anticipate these changes in the marketplace; and (iv) increased production costs and volatility of raw materials’ prices.

Therefore, Campari and its affiliates, directors, advisors, employees and representatives, expressly disclaim any liability whatsoever for such forward-looking statements.

These forward-looking statements speak only as of the date of this document and Campari does not undertake an obligation to update or revise any forward-looking statement, whether as a result of new information, future events and developments or otherwise, except as required by law.

A. GENERAL

A.1
What is the Transaction?

The transaction (Transaction) entails the transfer (or redomiciliation) of the registered office of Davide Campari-Milano S.p.A. (DCM, or Campari, or the Company) to the Netherlands and the simultaneous amendment of the Company’s articles of association aimed at (i) adopting the company form known as Naamloze Vennootschap (N.V.) under Dutch law, and (ii) amending, in line with Dutch law, the enhanced voting rights mechanism (loyalty scheme)-already adopted by the Company since January 2015 in accordance with Italian law-in order to further strengthen the Group’s stability and foster the development and the continuous involvement of a stable base of long-term (loyal) shareholders.

A.2
How will the structure of the Campari group change upon completion of the Transaction?

The structure of the Group after completion of the Transaction will remain unchanged. The business operations of the group headed by Campari (such group, the Group or Campari Group) will continue to be headed by the Company without any interruption whatsoever

A.3
What are the main features of the envisaged Transaction?

 •   Structure: the Transaction entails the transfer of the registered office of the Company to the Netherlands and the simultaneous amendment of the Company’s articles of association aimed at adopting the corporate form of Naamloze Vennootschap (N.V.) under Dutch law (whose key features are substantially in line with those of the company form known as Società per Azioni under Italian law).

 •   Loyalty program: introduction of a loyalty voting structure to reward long-term ownership and foster the development and the continuous involvement of a stable base of long-term shareholders, also with a view to implementing the Group’s growth strategy through acquisitions and integrations of players in the global spirits sector. In particular, the proposed version of the articles of association of the Company envisages to confirm and strengthen the enhanced voting rights mechanism pursuant to article 127-quinquies of the TUF, adopted by the Company in January 2015.

 •    No dissolution or liquidation: the Transaction does not entail any dissolution or liquidation of the Company (nor, therefore, any need for a new incorporation in the Member State of destination). The Company will maintain its own legal status, without any impact on its legal relationships (including relationships with its employees, which will continue to be governed by Italian law). The Company’s legal relationships, therefore, will remain in place without any interruption whatsoever.

 •    No reorganization: the Transaction is aimed at transferring only the Company’s registered office. In the context of the Transaction, no reorganization of the business operations of the Group is envisaged, such business operations continuing to be headed by the Company, without any interruption whatsoever.

 •    Listing: the ordinary shares of the Company will continue to be solely listed, without any interruption whatsoever, on the Mercato Telematico Azionario, organized and managed by Borsa Italiana S.p.A. (the Italian Stock Exchange), also upon completion of the Transaction. The Transaction will not have further effects on the listing of the ordinary shares of the Company nor on the continuity of their trading.

 •   Tax residence: the Company will maintain its tax residence in Italy.

 •   No impact on financial reporting: the Company’s financial statements will continue to be prepared in accordance with IAS/IFRS.

 •   Withdrawal right: shareholders who do not participate to the adoption of the resolution on the Transaction (namely, shareholders who do not attend the Extraordinary Meeting of Shareholders, as defined below, or who vote against the proposed resolution or who abstain from voting) will be entitled to exercise their withdrawal right. For further details on the withdrawal right, please see Section C below.

A.4
What is the applicable legal framework to the Transaction?

The Transaction constitutes a corporate transaction carried out on the basis of the freedom of establishment, as provided for by the law of the European Union and its interpretation by the European Court of Justice.

In particular, pursuant to article 49, paragraph 2, of the Treaty on the Functioning of the European Union (the TFEU), in conjunction with article 54 TFEU, the freedom of establishment of the companies entails, inter alia, ‘the right to take up and pursue activities as self-employed persons and to set up and manage undertakings, in particular companies or firms [..] under the conditions laid down for its own nationals by the law of the country where such establishment is effected’. In the interpretation given by the European Court of Justice, the provision includes the right of a company established in accordance with the law of one Member State to transform itself into a company governed by the laws of another Member State, adopting a company form provided under such legal system (reference is made to case law of the European Court of Justice; see the ‘Cartesio’, ‘Vale’ and ‘Polbud’ cases).

In line with such interpretation, the Directive (EU) 2019/2121 of 27 November 2019 (the Directive), which amends and supplements the Directive (EU) 2017/1132 relating to certain aspects of company law, has introduced the principles and guidelines of a harmonized legal framework on cross-border transformations, giving the Member States until 31 January 2023 to adopt the legislative and regulatory provisions necessary to comply with the relevant provisions.

Although the Directive was only recently adopted and has not yet been implemented neither in Italy nor in the Netherlands, the envisaged Transaction will be conducted substantially in accordance with the principles set forth in the Directive.

A.5
When is the Transaction expected to be completed?

The Transaction is currently expected to be completed before the end of July 2020, subject, however, to the satisfaction of a limited set of conditions precedent, several of which are not under the control of the Company.

A.6
Why re-domiciling the company in the Netherlands and not elsewhere?

The redomiciliation in the Netherlands-which represents a suitable and neutral ground for such a project (as proven by other companies that have adopted the same structure)-constitutes an important step in the implementation of the Campari Group’s growth strategy through acquisitions in order to be active in the consolidation in the global spirits sector.

Furthermore:

•    a redomiciliation in the Netherlands facilitates Campari Group in the context of the current process of gradual consolidation of the global spirits industry, where the Company has had, and intends to continue to have, a role of primary importance as an active player;

•    a large number of industrial groups have historically chosen the Netherlands for their holding companies, on the basis of its environment also from an international standpoint, particularly favourable for companies;

•    the Netherlands allow the Company to maintain a solid foothold in the European Union; and

•    Italian law does not allow the implementation of a mechanism rewarding long-term shareholders such as the one envisaged in the context of the Transaction.

A.7
Will there be any change regarding Italian operations and commitment to Italy?

Campari is not leaving Italy. The Transaction is aimed at transferring only the registered office of the Company.

In the context of the Transaction, there will be no impact on the organization, management and business operations in Italy or in any other region in which the Group operates. In particular, no reorganization is envisaged, nor is any transfer of the Group’s business operations to the Netherlands contemplated. The Company will continue to operate in Italy via a secondary establishment (sede secondaria) and through its current operating sites, which will remain unchanged.

The Company will maintain its tax residence in Italy also upon completion of the Transaction.

The maintenance of the current Group’s structure, which will continue to be headed by the Company on a continuous and uninterrupted basis, reflects the strategic priorities with reference to Italy, a key market for the Group’s future growth.

A.8
Will the Transaction determine changes in the Group’s business strategy?

No, Campari Group’s current business strategy will not undergo any changes and will continue to be focused on the creation of value in the current premium spirits global market, where the strength of the trademarks, built through long-term brand building strategies, is of primary relevance to gain a long-term competitive advantage.

The Transaction will not directly entail any acquisitions, disinvestments or changes in the current perimeter of the Campari Group. External growth opportunities, such as acquisitions and/or strategic combinations (also by means of issuance of new shares in favour of, and/or exchanges of shares with, third parties) may be pursued in the future, taking advantage of the flexible share capital structure of the Company after the Transaction.

A.9
Should the Transaction be completed, will Campari ordinary shares continue to be listed for trading?

Yes.

The Campari ordinary shares will continue to be solely listed, without any interruption whatsoever, on the Italian Stock Exchange, also upon completion of the Transaction.

The Transaction will not have effects on the listing of the Campari ordinary shares nor on the continuity of their trading.

Please note that Special Voting Shares (as defined below) will not be listed for trading.

A.10
Will the share buy-back program increased to €350 million continue after the Transaction?

Yes. Campari will continue its share buy-back program to be implemented for an aggregate amount increased to €350 million in the next 12 months.

A.11
How will the capitalization of Campari change?

As at the date hereof, the share capital of Campari amounts to €58,080,000.00, divided into 1,161,600,000 ordinary shares, each having a nominal value of €0.05.

Upon consummation of the Transaction, the share capital of Campari will not change.  The share capital of Campari may increase after the Transaction as a consequence of the allocation of the Special Voting Shares (as defined below in Question D.3).

In order to limit the impact of the allocation of Special Voting Shares on the capital reserves of the Company, it is also envisaged that, following completion of the Transaction, the shareholders’ meeting of the Company will be called to approve the reduction of the nominal value of the ordinary shares from the current €0.05 to €0.01.

This transaction will be carried out in accordance with Dutch law and will entail a reduction of the share capital. Assuming that, on the effective date of such reduction, the share capital is equal to the current €58,080,000.00 (represented by 1,161,600,000 ordinary shares having a nominal value of €0.05 each), the share capital would be reduced to €11,616,000 (represented by 1,161,600,000 Ordinary Shares having a nominal value of €0.01 each); it is further envisaged that the nominal value of the overall share capital resulting from the abovementioned reduction (equal to €46,464,000.00) will be allocated to non-distributable reserves.

The reduction of capital will not result in any change to the rights enjoyed by shareholders.

A.12
What are the conditions precedent to the completion of the Transaction?

The completion of the Transaction is subject to the satisfaction of the following conditions precedent (which may be waived by Campari):

(i)   no governmental entity of a competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order which prohibits the consummation of the Transaction or makes it void or extremely burdensome;

(ii)  the amount of cash, if any, to be paid by Campari to shareholders exercising their withdrawal right in relation to the Transaction under article 2437-quater of the Italian civil code (the Withdrawal Amount), shall not exceed in the aggregate the amount of €150 million, provided, however, that, for clarity, the Withdrawal Amount shall be calculated net of the amount of cash payable by Campari shareholders exercising their option and pre-emption rights pursuant to article 2437-quater of the Italian civil code, as well as by third parties; and

(iii) absence of material adverse changes in the legal, economic, political, financial, currency exchange or in the capital markets conditions or other extraordinary events that may affect the business or the results of operations of Campari and/or the market value of the Campari shares and/or that could otherwise materially and negatively affect the Transaction.

For additional information on the withdrawal right and related process see Section C and Section F.

A.13
Will the Transaction entitle Campari shareholders to exercise their withdrawal rights?

Yes.

Campari shareholders who do not participate to the adoption of the resolution on the Transaction will be entitled to exercise their withdrawal right in accordance with Italian law.

However, payment of the liquidation price to withdrawing shareholders will be conditional upon completion of the Transaction and no payment will be made should the Withdrawal Amount exceed the €150 million threshold or the New Extraordinary Shareholder Meeting (as defined below) revoke the resolution approving the Transaction.

For further details on the withdrawal right, please see Section C and Section F below.

A.14	Is the completion of the Transaction subject to the exercise of creditors’ opposition rights? No.
A.15
When will Campari verify if the Withdrawal Amount has exceeded the €150 million threshold?

Under Italian law, the period for the exercise of the withdrawal right expires 15 days after the registration with the competent Companies’ Register of the resolution of the extraordinary meeting of shareholders triggering the withdrawal right.

Once the 15-day period has expired, the shares with respect to which withdrawal rights have been exercised will be offered by Campari to its existing shareholders and subsequently, if any such shares remain unsold, they may be offered to third parties; potential outstanding and unsold shares shall be acquired by the Company at the liquidation price upon completion of the Transaction.

The Withdrawal Amount will be calculated net of the amount of cash payable by Campari shareholders (including Lagfin S.C.A., Société en Commandite par Actions (Lagfin)) or third parties for the purchase of Campari shares pursuant to Article 2437-quater of the Italian civil code, and of the amount of cash payable (or paid) by third parties pursuant to any purchase or commitments to purchase the withdrawn Campari shares.

Only upon expiration of the period for the exercise of the withdrawal right provided under Italian law and, furthermore, after (i) the offer of Campari withdrawn shares to existing shareholders of Campari; and (ii) the potential transactions and/or agreements aimed at transferring Campari withdrawn shares, the Company will be in the condition to determine whether the Withdrawal Amount has exceeded the €150 million threshold and, therefore, whether the condition precedent has been satisfied.

In this respect, the controlling shareholder Lagfin, has confirmed its long-term commitment to the Group strategy and prospects and its support to the Transaction and has committed to acquire a certain number of withdrawn shares up to an aggregate amount of €76.5 million through the exercise of its options rights and the pre-emption right provided for under article 2437-quater of the Italian civil code.

Campari will provide prompt disclosure of the developments as a result of which the conditions precedent may be satisfied as well as to whether the relevant condition precedent has been satisfied (or waived). Please note that even if the Withdrawal Amount has not exceeded the €150 million threshold (and the relevant condition precedent has therefore been satisfied), the New Extraordinary Meeting of Shareholders will still have the right to revoke the resolution approving the Transaction (for further see Section F below).

A.16
May the board of directors of Campari waive the €150 million threshold set for the Withdrawal Amount?

Yes. In principle the €150 million threshold may be waived and it is proposed that the Extraordinary Meeting of Shareholders will delegate to board of directors the power to waive this condition precedent.

However, considering that the material adverse change arising from the Coronavirus epidemic could lead Campari shareholders to exercise their withdrawal rights purely in order to take opportunistic advantage from the current market conditions, the board of director does not envisage to waive such condition precedent. In addition, even if the €150 million threshold will not be exceeded, the New Extraordinary Shareholders Meeting will still have the right to cancel the Transaction, once the expected cash outflow deriving from the actual withdrawals will be known (for further see Section F below).

A.17
What are the supervisory / regulatory or administrative approvals required?

Listing of Campari ordinary shares

•     No new requests for admission to listing and trading of the Campari ordinary shares will be made. Campari ordinary shares will continue to be listed on the Italian Stock Exchange, also upon completion of the Transaction.

Other regulatory or administrative approval

•     No regulatory or administrative approval is required for the execution of the Transaction.

A.18
What happens if the Transaction is not completed?

The registered office of the Company will be maintained in Italy.

Campari shareholders will continue to hold their shares and any exercise of withdrawal rights by Campari shareholders will not be effective. The shares in relation to which the right of withdrawal has been exercised will therefore continue to be the property of the shareholders who exercised such right and no payment will be made to such shareholders.

A.19
When and where will the extraordinary meeting of shareholders be held?

The extraordinary meeting of shareholders called to resolve upon the Transaction (the Extraordinary Meeting of Shareholders) will be held on 27 March 2020 at 09:30 am (Central European Time) at via Campari 23, in Sesto San Giovanni (MI), Italy.

In line with the emergency provisions adopted by the Italian Government in relation to the Coronavirus pandemic, Campari strongly advises and recommends to its shareholders to confer their proxies and transmit the relevant vote instructions on the motions on the agenda by 25 March 2020 to Computershare S.p.A. (i.e., the representative appointed by Campari pursuant to Article 135-undecies TUF).  For further information please see answers A.23 and A.24 below.

In any case, since Campari’s first concern is the health and safety of all of its stakeholders, before, during and after the Extraordinary Meeting of Shareholders as well as the ordinary meeting of shareholders, Campari will adopt all the precautionary measures set forth in the applicable emergency provisions.

A.20
What matters will be subject to voting at the Extraordinary Meeting of Shareholders?

The Extraordinary Meeting of Shareholders will discuss and vote on the approval of the Transaction.

The Extraordinary Meeting of Shareholders will be held on a single call and, accordingly, later dates for the meeting will not be given, as specified in the notice published on the corporate website of Campari on 19 February 2020 and in the newspaper MF-MilanoFinanza on the same date.

On the same day, the ordinary meeting of shareholders has been convened to discuss and resolve upon, inter alia, the financial statements of the Company as of 31 December 2019.

A.21
Who is entitled to vote at the Extraordinary Meeting of Shareholders?

The record date was on 18 March 2020, namely the seventh trading day prior to the date of the Extraordinary Meeting of Shareholders (the Record Date).

Eligible holders of Campari shares on the Record Date may attend and vote at the Extraordinary Meeting of Shareholders. Holders of Campari shares may appoint a proxy holder to vote on their behalf.

A.22
When will the Extraordinary Meeting of Shareholders be considered regularly convened and the resolution regarding the Transaction validly adopted?

Because the Extraordinary Meeting of Shareholders will be held on a single call, it will be considered regularly convened if at least one-fifth of the share capital is represented (quorum costitutivo). Abstentions will be included in the calculation of the number of Campari shares represented at the meeting for the purposes of determining whether or not a quorum has been reached. At an extraordinary general meeting of shareholders, resolutions are adopted with the favourable vote of at least two-thirds of the voting rights represented at such meeting (quorum deliberativo). Failures to vote and abstentions will have the same effect as votes ‘AGAINST’ the proposal to approve the Transaction.

Campari’s controlling shareholder, Lagfin, has confirmed its support to the Transaction. On the basis of information available as of 7 February 2020 (i.e., the date of the last communication drawn up pursuant to article 85-bis, paragraph 4-bis, of the Issuers’ Regulation), Lagfin held a participation in the issued capital of Campari equal to 51.00% and voting rights equal to 65.32% (also taking into account the treasury shares held by Campari).

A.23
How can Campari shareholders exercise the voting rights attached to the shares registered in their name?

If the Campari shares are registered in the name of a Campari shareholder as of the Record Date and the authorized intermediary, with whom his/her/its Campari shares are deposited, provides Campari with the necessary communication, such Campari shareholder may attend the Extraordinary Meeting of Shareholders and vote in person. Anyone becoming a Campari shareholder subsequent to the Record Date will not be entitled to attend or vote at the Extraordinary Meeting of Shareholders. As provided by law, a Campari shareholder entitled to attend the Extraordinary Meeting of Shareholders may appoint a proxy holder in writing, using the proxy form provided on the corporate website of Campari (www.camparigroup.com).

Campari has designated Computershare S.p.A. as the representative, pursuant to Article 135-undecies TUF, which may receive from holders of voting rights, by 25 March 2020, a proxy and instructions to vote on the motion on the agenda. Appointment of Computershare S.p.A.-as the representative-must be made in accordance with the instructions and using the proxy form provided on the corporate website of Campari (as indicated above). Details on how to electronically communicate to Campari the appointment of a proxy holder are also provided.

No documentation on how to exercise voting rights will be sent to Campari shareholders. In order to vote at the Extraordinary Meeting of Shareholders, entitled shareholders must either attend the Extraordinary Meeting of Shareholders and vote in person or confer a proxy as described above.

A.24
May Campari shareholders change their voting instructions after conferring a proxy to Computershare S.p.A. or revoke their proxies?

Pursuant to Article 135-undecies TUF, proxies and voting instructions to Computershare S.p.A. may be revoked or changed up to and until two trading business days before the date of the Extraordinary Meeting of Shareholders.

A.25
If Campari shares are held through a bank or a broker, will the bank or broker exercise the voting rights attached to such shares?

No.  If Campari shares are held by a Campari shareholder through a bank or broker or a depositary, the Campari shareholder is the sole owner of the voting rights. Such voting rights may be exercised by instructing the depositary bank to transmit to Campari, through the intermediary participating in the Monte Titoli system, the communication which certifies that the Campari shares are registered in the name of the relevant Campari shareholder as of the Record Date for the Extraordinary Meeting of Shareholders.

A.26
How can Campari shareholders attend the Extraordinary Meeting of Shareholders in person?

The Extraordinary Meeting of Shareholders will be held on 27 March 2020 at 09:30 am (Central European Time) at via Campari 23, in Sesto San Giovanni (Milan), Italy.

Campari shareholders, who are such on the date of 18 March 2020 (Record Date) and who wish to attend the Extraordinary Meeting of Shareholders in person, must request the authorized intermediary with whom their Campari shares are deposited to transmit to Campari the communication certifying that the Campari shares are registered in their name as of the Record Date.

A.27
Does the board of directors of Campari recommend the approval of the Transaction?

Yes.

At the meeting held on 18 February 2020, the board of directors of Campari carefully considered the proposed Transaction and determined that, taking into account the current circumstances, the same is not only fair to, but also in the best interest of Campari and its shareholders.

Accordingly, the board of directors of Campari approved the Transaction and recommended that Campari shareholders vote in favour of the Transaction.

A.28
What are the potential negative consequences that Campari have considered regarding the Transaction?

In evaluating the Transaction, the board of directors of Campari also considered potential negative consequences and risks that may arise from the proposed Transaction, such as the fact that the loyalty voting mechanism may discourage or make a change of control transaction more difficult. However, taking into account that the current control structure already entails the non-contestability of the Company and that the Special Voting Mechanism would only strengthen such non-contestability in case of dilution following strategic acquisitions by means of equity-currency, the board of directors of Campari concluded that the expected benefits of the Transaction outweigh the potential negative consequences and risks.

As far as the risk related to the financial cash outflows that may be required in connection with the exercise of the withdrawal right is concerned (also considering the material adverse change arising from the Coronavirus epidemic), the New Extraordinary Meeting of Shareholders will have the right to cancel the Transaction once the expected cash outflow deriving from the actual withdrawals will be known (for further see Section F below).

A.29
Has the board of directors been assisted by any advisor in evaluating the Transaction?

Yes. In evaluating the Transaction, the board of directors of Campari has engaged Goldman Sachs International and UBS as financial advisors and carefully considered their advice.

B. PURPOSE

B.1
What are the principal reasons and expected benefits of the Transaction?

From a strategic standpoint, through the transfer of the registered office in the Netherlands and the consequent introduction of an increased voting mechanism-enhanced compared to the current increased voting mechanism already adopted by the Company (voto maggiorato)-Campari intends to pursue the following objectives:

(i)   adopting a flexible share capital structure, in order to allow the Company, on the one hand, to maintain and further strengthen a stable shareholder base and, on the other hand, to combine such essential objective with the possibility of pursuing external growth opportunities, such as acquisitions and/or strategic combinations to be accomplished, for example, by means of issuance of new shares in favor of, and/or exchanges of shares with, third parties. This would support Campari Group in the context of the ongoing consolidation process taking place in the global spirits industry, where the Company has had, and intends to continue to have, a leading role as an active player;

(ii)  rewarding long-term shareholders more effectively and extensively. It is, indeed, believed that a stable shareholder base is more capable of supporting long-term growth strategies. This long-term commitment is considered key in today’s global market of premium spirits, where strong brands, built via long-term brand building strategies, are considered a key source of competitive advantage in the long run;

(iii)  benefitting from a highly recognized and appreciated corporate law framework by international investors and market operators, so as to promote the global profile achieved by Campari Group, while in the meantime preserving the identity and historic presence of the Company in Italy.

C. COVID-19 RELATED EVENTS POTENTIALLY IMPACTING THE TRANSACTION

C.1
Is the Coronavirus pandemic expected to affect the Transaction?

Despite the material adverse change arising from the Coronavirus pandemic, the board of directors of Campari has confirmed its strong commitment to pursue the completion of the Transaction.

Considering that such material adverse change could lead Campari shareholders to exercise their withdrawal rights purely in order to take opportunistic advantage from the current market conditions and the costliness of such withdrawals is likely to prove materially higher than reasonably foreseeable, the board of directors of Campari has nonetheless determined that it is in the best interest of the Company to give the shareholders the right to cancel the Transaction once the expected cash outflow deriving from the actual withdrawals will be known.

To this purpose, the board of directors has resolved to convene by 30 June 2020 an extraordinary shareholders’ meeting pursuant to article 2437-bis, paragraph 3 of the Italian civil code (the New Extraordinary Meeting of Shareholders) which provides that the withdrawals will cease to be of any effect if the resolution of the extraordinary meeting of shareholders approving the Transaction is revoked.

The Board of Directors has also recommended to its shareholders (to be convened on the New Extraordinary Meeting of Shareholders) to revoke the resolution approving the Transaction (if any), in the event that the withdrawn shares were not of a negligible amount. Under the current market conditions, driving a significant discount in the current share price to the withdrawal price of €8.376, an acceptable level of withdrawn shares is identified in c.3 million shares, which corresponds to a number of shares substantially below the maximum amount payable of €150 million.

C.2
What the New Extraordinary Meeting of Shareholders will resolve upon?

The New Extraordinary Meeting of Shareholders, in light of the actual amount of shares in respect to which the withdrawal will have been exercised, will have the right to resolve upon the revocation of the resolution of the extraordinary shareholders meeting approving the Transaction.

Pursuant to article 2437-bis, paragraph 3 of the Italian civil code, if the resolution of the extraordinary shareholders meeting approving the Transaction is revoked, the Transaction will not be implemented and the withdrawals will cease to be of any effect.

C.3
Should the Transaction be revoked by the New Extraordinary Meeting of Shareholders, what will happen to Campari shares in relation to which the withdrawal right has been exercised?

Should the Transaction be revoked by the New Extraordinary Meeting of Shareholders, no payment will be made to the shares in relation to which the right of withdrawal has been exercised; Campari will continue to be the property of the shareholders who exercised such right and will continue to be listed on the Italian Stock Exchange.

C.4
Should the Transaction be revoked would it be potentially proposed once again?

Yes.

Campari believes that the Transaction constitutes one of the pillars of the long-term strategy of the Group. The Company has no urgency to complete the Transaction since in the event that it cannot be completed for any reason (including if the resolution approving the Transaction is revoked by the New Extraordinary Meeting of Shareholders), it will be submitted to the shareholders’ approval once again as soon as the market and stock price conditions will stabilize and cease to be affected by the current extraordinary circumstance.

D. WITHDRAWAL RIGHT

D.1
Are Campari shareholders entitled to exercise dissenters’, appraisal, withdrawal or similar rights?

Campari shareholders who do not participate to the adoption of the resolution on the Transaction will be entitled to exercise their withdrawal right in accordance with Italian law given that, following the Transaction, the Company will be organized and managed under the laws of a country other than Italy (the Netherlands).

The liquidation price payable to Campari withdrawing shareholders will be equal to €8.376 per each Campari share in relation to which the withdrawal right is exercised.

The shares with respect to which withdrawal rights have been exercised will be offered by Campari to its existing shareholders and subsequently, if any such shares remain unsold, they may be offered to third parties; potential outstanding and unsold shares shall be acquired by the Company at the liquidation price. The above offer and sale procedure, as well as any payment of the liquidation price to withdrawing shareholders, will be conditional upon completion of the Transaction.

Campari shareholders who have exercised their withdrawal rights may not sell or otherwise dispose of any of the shares for which the withdrawal rights have been exercised.

D.2
What are the requirements for Campari shareholders to be complied with in order to withdraw?

To be eligible to exercise the right of withdrawal, holders of Campari shares (i) do not have to participate in the adoption of the resolution on the Transaction, and (ii) on the date of the communication of exercise of the withdrawal right, shall hold the shares in relation to which they intend to exercise their withdrawal right.

Please note that, upon transmission of the communication of exercise of the withdrawal right, the relevant shares will be blocked and, pursuant to a mandatory provision of law, cannot be sold.

D.3
What actions must Campari shareholders take to exercise their withdrawal right?

Eligible shareholders can exercise their withdrawal right, in relation to some or all of their shares, by sending a declaration via registered mail-or other means which allow for the tracking of the dispatch (included certified emails)-to the registered office of Campari, attention of the Corporate Secretary, no later than 15 days following registration with the Companies’ Register of Milan of the minutes of the Extraordinary Meeting of Shareholders approving the Transaction. Notice of the registration will be published in a daily newspaper and on the Campari corporate website (www.camparigroup.com).

The declaration must provide: (i) personal details of the withdrawing shareholder, including tax code; (ii) contact details for the withdrawing shareholder-including telephone number and, where possible, e-mail address-for communications related to the procedure; (iii) the number of shares in relation to which the withdrawal right is being exercised.

The declaration must also provide details of the intermediary with which the shares are deposited, together with a statement from the withdrawing shareholder declaring that the shares are free and clean of pledges and other encumbrances.

The withdrawing shareholder must also instruct the intermediary to send the appropriate communication to Campari attesting that the withdrawing shareholder was the holder of the shares prior to the shareholders’ meeting at which the resolution triggering the withdrawal right was approved.

All information for Campari shareholders regarding the withdrawal process will be made available by means of the publication of a notice.

D.4
How was the withdrawal price due to Campari shareholders determined?

Pursuant to Article 2437-ter of the Italian civil code, the liquidation price (equal to €8.376 per Campari share) has been determined by referring to the arithmetic average of the daily closing prices of Campari shares during the six-month period prior to the date of publication of the notice for convening the Extraordinary Meeting of Shareholders (the notice was published on 19 February 2020).

D.5
When will the withdrawal price be paid?

Subject to the Transaction becoming effective (and provided that the New Extraordinary Meeting of Shareholders has not revoked the Transaction, thus inhibiting the payment of the withdrawal price to the withdrawing shareholders), the withdrawal price will be paid to the Campari withdrawing shareholders after the effective date of the Transaction in accordance with the Italian applicable laws and regulations.

D.6
Will Campari shareholders be entitled to sell their shares following the exercise of their withdrawal right?

No, because following the exercise of the right of withdrawal the shares will be blocked and, pursuant to a mandatory provision of law, cannot be sold prior to completion of the withdrawal procedure.

In particular, the shares in relation to which the withdrawal right has been exercised will be blocked from the withdrawal exercise and up to the New Extraordinary Meeting of Shareholders convened by 30 June 2020 (in case the Transaction is cancelled by the New Extraordinary Meeting of Shareholders) or for a period of 180 days (in case the Transaction is not cancelled and the withdrawal procedure is completed).

D.7
Should the Transaction not become effective, what will happen to Campari shares in relation to which the withdrawal right has been exercised? Will Campari shareholders lose their shares in any event?

Should the Transaction not become effective, the shares in relation to which the right of withdrawal has been exercised will continue to be the property of the shareholders who exercised such right; no payment will be made to such shareholders and Campari shares will continue to be listed on the Italian Stock Exchange.

D.8
Will holders of Campari shares be entitled to exercise their withdrawal right if they become shareholders of Campari after the Record Date?

Pursuant to Italian applicable law, as far as the exercise of the withdrawal right is concerned, a shareholder whose shares are registered after the Record Date and prior to the beginning of the relevant shareholders’ meeting is considered as not participating in the adoption of the relevant resolution.

Therefore, a person becoming a Campari shareholder after the Record Date (i.e. after 18 March 2020) but prior to the beginning of the Extraordinary Meeting of Shareholders (convened on 27 March 2020 at 09:30am)-will be entitled to exercise its withdrawal right in relation to the Transaction, but will not be entitled to vote.

D.9
Will Campari shareholders who have exercised their withdrawal right be entitled to receive Special Voting Shares (as defined below)?

Campari shareholders who will have exercised their withdrawal rights will neither receive Campari ordinary shares nor, consequently, Special Voting Shares (as defined below), for the shares in relation to which such shareholders have exercised their withdrawal rights.

E. SPECIAL VOTING SHARES

E.1
What is the purpose of the Special Voting Mechanism?

The purpose of the special voting mechanism (the Special Voting Mechanism) is to foster the development and continued involvement of a core base of long-term shareholders in a manner that reinforces the Group’s stability.

The purpose of the Special Voting Mechanism is, therefore, to reward long-term ownership of Campari ordinary shares and to promote stability of the Company’s shareholders-base by confirming and strengthening the increased voting rights mechanism (voto maggiorato) adopted by the Company in January 2015 pursuant to article 127-quinquies of the TUF, through the assignment of Special Voting Shares (as defined below) to which multiple voting rights are attached in addition to the one granted by each Campari ordinary share.

The Special Voting Mechanism is designed to function in a similar way to those adopted by several listed companies which have been redomiciled in the Netherlands (e.g., CNH Industrial, Exor, FCA-Fiat Chrysler Automobiles and Ferrari) and other Dutch companies and is, also, in line with a widely adopted international practice.

Campari has greatly benefited from the support of its long-term shareholders and the Special Voting Mechanism will enable such support to continue in the future without hindering the ability to pursue external growth opportunities.

E.2
What are the main differences between the Special Voting Mechanism and the increased voting right mechanism (voto maggiorato), currently in force?

–    Pursuant to the increased voting rights mechanism (voto maggiorato), which the Company adopted in 2015, each Campari ordinary share may carry entitlement to 2 voting rights. Pursuant to the Special Voting Mechanism, instead, each Campari ordinary share would carry entitlement to 1 voting right and eligible shareholders would receive additional shares (the Special Voting Shares, as defined below) which will carry entitlement to additional voting rights.

–    Pursuant to Italian law, the increased voting rights mechanism (voto maggiorato) entails the assignment of a maximum of 2 voting rights per share, conditional upon uninterrupted holding of shares for at least 24 months. Pursuant to the Special Voting Mechanism, instead, eligible shareholders would be first (namely (i) immediately upon effectiveness of the Transaction, or (ii) after 2 years of uninterrupted holding of Campari ordinary shares, subject to the exceptions described below) entitled to an aggregate of 2 voting rights per each Campari ordinary share held; subsequently, after further 3 years, they would be entitled to an aggregate of 5 voting rights per each Campari ordinary share held; after further 5 years, they would be entitled to an aggregate of 10 voting rights per each Campari ordinary share held.

–    Pursuant to Italian law, loyalty shares do not represent a special class of shares; on the contrary, pursuant to Dutch law, Special Voting Shares (as defined below) represent a special class of shares.

E.3
What is the structure of the Special Voting Mechanism?

(a)  Entitlement to 2 voting rights, on a continuous basis with the increased voting mechanism under article 127-quinquies of the TUF. The assignment of Special Voting Shares A

(i)   Initial Assignment: consistently with the provisions of the articles of association currently in force, shareholders of Campari who, as of the effective date of the Transaction, are holders of the increased voting rights benefit pursuant to article 127-quinquies of the TUF will continue to be entitled to 2 voting rights for each Campari ordinary share held and, to such end, will be entitled to receive one special voting share A granting 1 voting right each (the Special Voting Shares A), provided that they have made a request in such regard. The shareholders who make such request are hereinafter referred to as the Initial Electing Shareholders. No later than 30 days following the effective date of the Transaction (the Date of Initial SVS A Assignment), such Special Voting Shares A will be assigned to Initial Electing Shareholders.

(i)   Subsequent Assignment: shareholders of Campari who, as of the effective date of the Transaction are not holders of the increased voting rights benefit pursuant to article 127-quinquies of the TUF, will be entitled to have 2 voting rights for each Campari ordinary share held for an uninterrupted period of two years, as well as of continuous registration of the ordinary shares in a loyalty register. To such end, Campari will issue Special Voting Shares A. Upon the expiry of two years from the date of registration of the ordinary shares in the Loyalty Register (the Date of Subsequent SVS A Assignment), such Special Voting Shares A will be assigned to entitled shareholders of Campari.

Consistently with the provisions of the articles of association currently in force, shareholders will have the right to carry over any previous period of registration in the special register established pursuant to article 127-quinquies, paragraph 2, of the TUF for the purpose of calculating two years period of uninterrupted holding of Campari ordinary shares (and therefore, by way of example, shareholders registered in the special register for 12 months prior to the effectiveness of the Transaction will be entitled to the assignment of Special Voting Shares A upon the expiry of additional 12 months rather than 24 months of uninterrupted holding of the ordinary shares, and of their continuous registration in the loyalty register, provided that such entitled shareholders make a request in such regard).

(b)  Entitlement to 5 voting rights. Assignment of Special Voting Shares B

After holding Special Voting Shares A for an uninterrupted period of three years (as well as uninterrupted registration in the loyalty register of the ordinary shares to which such Special Voting Shares A are associated), the relevant holders will be entitled to have 5 voting rights for each ordinary share held. To such end, each Special Voting Share A held will be converted into a special voting share B granting 4 voting rights (the Special Voting Shares B).

(c) Entitlement to 10 voting rights. Assignment of Special Voting Shares C

After holding Special Voting Shares B for an uninterrupted period of five years (as well as uninterrupted registration in the Loyalty Register of the ordinary shares to which such Special Voting Shares B are associated), the relevant holders will be entitled to have 10 voting rights for each ordinary share held. To such end, each Special B Voting Share held will be converted into a special voting share C granting 9 voting rights (the Special Voting Shares C).

Special Voting Shares A, Special Voting Shares B and Special Voting Shares C are hereinafter referred to as Special Voting Shares.

Special Voting Shares will not be tradeable and will have only minimal economic entitlements.

E.4
Do Campari shareholders who benefit from increased voting rights under Italian law (i.e., Initial Electing Shareholders) have the right to elect to participate to the Special Voting Mechanism?

Yes. Campari shareholders who already benefit from increased voting rights under Italian law (i.e., Initial Electing Shareholders) will automatically participate to the Special Voting Mechanism, having the right to elect to receive Special Voting Shares A on the Date of Initial SVS A Assignment to the extent they follow the procedure described in the terms and conditions for the initial allocation of Special Voting Shares A, made available on Campari website.

E.5
Do Campari shareholders who do not benefit from increased voting rights under Italian law, but have their shares registered in the special register established pursuant to article 127-quinquies, paragraph 2, of the TUF, have the right to elect to participate to the Special Voting Mechanism?

Yes. Campari shareholders who do not benefit from increased voting rights under Italian law, but have their shares registered in the special register established pursuant to article 127-quinquies, paragraph 2, of the TUF, will automatically participate to the Special Voting Mechanism, having the right to elect to receive Special Voting Shares A on the Date of Subsequent SVS A Assignment to the extent they transmit to their respective intermediary the registration confirmation form made available on the corporate website of the Company (the Registration Confirmation Form), duly filled in and signed, within 20 calendar days as from the effective date of the Transaction.

Please note that, in this particular case, the calculation of the two years of uninterrupted holding of the Campari ordinary shares will take into account the previous period of registration in the special register established pursuant to article 127-quinquies, paragraph 2, of the TUF: therefore, by way of example, the shareholders registered in the special register for 12 months prior to the effectiveness of the Transaction, will be entitled to the assignment of Special Voting Shares A upon the expiry of additional 12 months-rather than 24-of uninterrupted holding of the Campari ordinary shares.
E.6
Do Campari shareholders who do not benefit from increased voting rights under Italian law and do not have their shares registered in the special register established pursuant to article 127-quinquies, paragraph 2, of the TUF have the right to elect to participate to the Special Voting Mechanism?

Yes. Campari shareholders who do not benefit from increased voting rights under Italian law and do not have their shares registered in the special register established pursuant to article 127-quinquies, paragraph 2, of the TUF may elect to participate to the Special Voting Mechanism in order to receive Special Voting Shares A on the Date of Subsequent SVS A Assignment by sending, through their respective depository intermediaries, a request form made available on Campari’s website, duly filled in and signed.

E.7
How can Initial Electing Shareholders elect to participate to the Special Voting Mechanism on the Date of Initial SVS A Assignment?

Initial Electing Shareholders who wish to receive Special Voting Shares A on the Date of Initial SVS A Assignment will have to:

(i)      transmit the assignment form (the Initial Election Form) made available on Campari’s website (www.camparigroup.com), duly filled in and signed, to their respective intermediary within 20 days of the effective date of the Transaction. The intermediary will send the Initial Election Form to Campari, duly filled in and signed by the requesting shareholders; and

(ii)     continue to hold, from the effective date of the Transaction until the Date of Initial SVS A Assignment, the Campari ordinary shares in relation to which the assignment of the Special Voting Shares A shall have been requested.

After the effective date of the Transaction, such Campari ordinary shares will be automatically registered in a separate register held by the Company (the Loyalty Register) and will become initial electing ordinary shares (the Initial Electing Ordinary Shares).

No later than thirty calendar days following the effective date of the Transaction, such shares will become qualifying ordinary shares (the Qualifying Ordinary Shares) and the holder thereof will receive one Special Voting Share A per each Qualifying Ordinary Share held.

For further details on the initial allocation procedure, please see the Terms and Conditions for Special Voting Shares and Terms and Conditions for Initial Allocation of Special Voting Shares A (both available on the corporate website of Campari).

E.8
How can shareholders (other than Initial Electing Shareholders) elect to participate to the Special Voting Mechanism on the Date of Subsequent SVS A Assignment?

Following the effectiveness of the Transaction, the shareholders of Campari who wish to receive Special Voting Shares A shall request Campari to register (in whole or in part) their ordinary shares in the Loyalty Register by sending, through their respective depository intermediaries, a request form (the Election Form) made available on Campari’s website, duly completed.

The holding of the ordinary shares as of the date of transmission of the Election Form to the depository intermediary shall be certified by such intermediary.

Upon registration in the Loyalty Register, such shares will become electing ordinary shares (the Electing Ordinary Shares). After two years from the date of registration in the Loyalty Register (i.e., on the Date of Subsequent SVS A Assignment), such shares will become Qualifying Ordinary Shares and the holder thereof will receive one Special Voting Share A per each Qualifying Ordinary Share held.

Please note that the calculation of the two years of uninterrupted holding of the Campari ordinary shares will take into account the previous period of registration in the special register established pursuant to article 127-quinquies, paragraph 2, of the TUF: therefore, by way of example, the shareholders registered in the special register for 12 months prior to the effectiveness of the Transaction, will be entitled to the assignment of Special Voting Shares A upon the expiry of additional 12 months-rather than 24-of uninterrupted holding of the Campari ordinary shares.

E.9
If shareholders timely elect to receive Special Voting Shares A on the Date of Initial SVS A Assignment or on the Date of Subsequent SVS A Assignment (as the case may be), may they then sell their Campari shares in relation to which they have elected to receive Special Voting Shares A?

Yes.

Please note that, as a general rule and except for very limited circumstances, in order to become Qualifying Ordinary Shares (i.e. shares with respect to which Special Voting Shares are allocated), the shares registered in the Loyalty Register cannot be sold, disposed of and/or transferred.

In order to transfer the shares registered in the Loyalty Register, a de-registration from such register will have to be requested by transmitting a duly completed de-registration form, which will be made available on the website of the Company; after de-registration, the relevant Campari ordinary shares will be freely transferable, and the holder thereof (as well as the respective transferee) shall lose its entitlement to receive Special Voting Shares. As soon as the duly completed de-registration form is received by the Company, the shares will be freely transferable.

Exempted from the above is the transfer to a Loyalty Transferee (as defined in the Terms and Conditions for Special Voting Shares): should this be the case, (i) de-registration of Campari ordinary shares from the Loyalty Register will not be required; (ii) registration of such shares in the name of the same shareholder will not be deemed as interrupted; and (iii) entitlement to receive Special Voting Shares will be vested with the Loyalty Transferee.

Campari shareholders, who exercise their withdrawal right in connection with the resolution to be adopted by the Extraordinary Meeting of Shareholders, shall not be entitled to receive Special Voting Shares A in relation to Campari withdrawn shares.

E.10
May a shareholder, who has received Special Voting Shares A, sell the respective Qualifying Ordinary Shares (i.e. shares with respect to which Special Voting Shares A are allocated)?

Yes.

However, in order to transfer Qualifying Ordinary Shares, de-registration from the Loyalty Register will have to be requested by transmitting a duly completed de-registration form, which will be made available on the website of the Company; after such de-registration, the relevant Campari ordinary shares will cease to be Qualifying Ordinary Shares and will be freely transferable.

E.11
What does the de-registration of Qualifying Ordinary Shares from the Loyalty Register imply?

Should de-registration of Qualifying Ordinary Shares be requested and pursued, Special Voting Shares associated thereto will be returned to the Company for no consideration.

E.12
What percentage of voting rights will Initial Electing Shareholders have if they elect to receive Special Voting Shares A on the Date of Initial SVS A Assignment?

Upon assignment of Special Voting Shares A on the Date of Initial SVS A Assignment, Initial Electing Shareholders will be entitled to the same percentage of voting rights to which they are currently entitled under the enhanced voting rights mechanism, provided however that all shareholders who benefit from increased voting rights under Italian law elect to receive Special Voting Shares A in respect to all Campari shares currently held.

The above is subject, in any case, to the effects of (i) the potential withdrawal rights’ exercises, as well as (ii) the purchases or disposals of treasury shares by the Company.

E.13
What percentage of voting rights will shareholders (other than Initial Electing Shareholders) have if they elect to receive Special Voting Shares A on the Date of Subsequent SVS A Assignment?

This cannot be predicted as of today in light of the fact that the percentage of voting rights Campari shareholders will be entitled to will depend on the overall number of shareholders electing to receive Special Voting Shares and the then amount of Campari shares.

E.14
When will Special Voting Shares be assigned to eligible shareholders?

With respect to Special Voting Shares A, they will be issued and assigned to eligible shareholders either (i) on the Date of Initial SVS A Assignment, or (ii) on the date on which Electing Ordinary Shares will have been registered in the Loyalty Register in the name of one and the same shareholder (or its Loyalty Transferee, as defined in the Terms and Conditions for Special Voting Shares for an uninterrupted period of two years (or such shorter period as described under Question D.8 above).

With respect to Special Voting Shares B, they will be issued and assigned to eligible shareholders after three years of uninterrupted holding of Special Voting Shares A. For this purpose, each Special Voting Share A attached to the respective Qualifying Ordinary Share will be converted into one Special Voting Share B.

With respect to Special Voting Shares C, they will be issued and assigned to eligible shareholders after five years of uninterrupted holding of Special Voting Shares B. For this purpose, each Special Voting Share B attached to the respective Qualifying Ordinary Share will be converted into one Special Voting Share C.

E.15	Will Special Voting Shares be listed on the Mercato Telematico Azionario? No, Special Voting Shares will not be listed.
E.16
How can the economic value of Special Voting Shares be assessed?

Special Voting Shares will have no economic value and will have minimal economic entitlements. Such economic entitlements are designed to comply with Dutch law but are immaterial for shareholders.

The purpose of the Special Voting Shares is solely to provide Campari ordinary shares with additional voting rights in order to foster the long-term ownership of Campari ordinary shares and to promote the stability of its shareholders’ base.

E.17
May Campari shareholders sell their Special Voting Shares?

Special Voting Shares shall not be sold, disposed of or transferred. Further, no shareholder shall, directly or indirectly, grant any right over or any interest in the Special Voting Shares (other than in case of a transfer to a Loyalty Transferee, as defined in the Terms and Conditions for Special Voting Shares).

The above limitation is subject to the obligation to transfer the Special Voting Shares back to Campari, for no consideration (i) in case of de-registration and transfer of the corresponding Qualifying Ordinary Shares; (ii) in the event of the transfer of Qualifying Ordinary Shares, except if such transfer is a transfer to a Loyalty Transferee; or (iii) upon the occurrence of a Change of Control (as defined in the Terms and Conditions for Special Voting Shares) in respect of the relevant shareholder.

Further, no shareholder shall create or permit to exist any pledge, lien, fixed or floating charge or other encumbrance over any Special Voting Share or any interest in any Special Voting Share.

E.18
How will the vote attached to the Special Voting Shares be exercised?

The process for exercising the vote for the Special Voting Shares is the same as the one for the Campari ordinary shares.

Special Voting Shares A carry 1 voting right. Special Voting Shares B carry 4 voting rights. Special Voting Shares C carry 9 voting rights.

The board of directors of the Company shall set a record date on the twenty-eighth day prior to each shareholders’ meeting so as to establish which shareholders are entitled to attend and vote at the meeting. Only holders of shares at such record date are entitled to attend and vote at the meeting.

The notice convening the shareholders’ meeting shall set out the record date and the manner in which persons entitled to attend the meeting may register and exercise their rights.

E.19
Do shareholders have to communicate to Campari any sale of their ordinary shares with respect to which Special Voting Shares are allocated or requested?

Campari ordinary shares held in the Loyalty Register are available for transfer only after their de-registration, effected by means of a specific de-registration form, which will be made available on the website of the Company, to be submitted, upon request of the shareholder, as set out in the Terms and Conditions for Special Voting Shares.

E.20
Can shareholders request the attribution of Special Voting Shares in relation to only a part of their Campari shares (or Campari ordinary shares, as the case may be)?

Yes. The number of Campari shares or Campari ordinary shares, as the case may be, for which a corresponding number of Special Voting Shares is requested must be indicated in the Initial Election Form or in the Election Form or in the Registration Confirmation Form, as the case may be.

F. CORPORATE GOVERNANCE OF DAVIDE CAMPARI-MILANO N.V.

F.1	Is Campari expected to maintain its current corporate name? Upon completion of the Transaction, Campari will assume the company name ‘Davide Campari-Milano N.V.’.
F.2
How can Campari shareholders attend the general meeting of shareholders of the Company following completion of the Transaction?

Each shareholder entitled to vote and each person holding an usufruct or a pledge to whom the right to vote on the Campari ordinary shares accrues shall be authorized to attend the meeting of shareholders and to exercise its voting rights. The board of directors shall set a record date on the twenty-eighth day prior to the meeting so as to establish which persons are entitled to attend and vote at the meeting. Only holders of shares at such record date are entitled to attend and vote at the meeting. The notice convening the meeting shall state the record date and the manner in which the persons entitled to attend the meeting may register and exercise their rights. Those entitled to attend a meeting may be represented at the meeting by a proxy holder appointed in writing.

F.3
Where will the general meetings of shareholders be held following completion of the Transaction?

Following the completion of the Transaction, the general meetings of the Company will be held in Amsterdam or Haarlemmermeer (including Schiphol Airport), the Netherlands.

F.4
Why will the shareholders’ meeting of Campari not be held in Italy?

Shareholders’ meetings of Dutch companies must be held in the Netherlands pursuant to a mandatory provisions of Dutch law. Article 32 of the articles of association of Campari also provides for the precise places in the Netherlands where the meetings may be held.

F.5
Will shareholders be entitled to vote by correspondence or by e-mail?

The board of directors of the Company will have the power to establish that the rights to vote and to attend shareholders’ meetings may be exercised by means of electronic communication systems, provided, however, that each person entitled to attend the shareholders’ meeting, or his/her proxy holder, may be identified by such means of electronic communications systems, follow the discussions in the meeting and exercise the voting right.

F.6
What will shareholders have to do to attend the Company’s shareholders’ meetings?

Each person entitled to attend the shareholders’ meeting, or his/her proxy holder, will be allowed to attend the meeting upon written notification to the Company (to be sent to the address and within the term indicated in the notice convening the meeting) as to his/her intention to attend the meeting. The proxy holder is required to provide for the documentation attesting his/her mandate.

F.7
How will shareholders be informed about the date, place and agenda of shareholders’ meetings?

The notice convening the shareholders’ meeting will be given by the board of directors of the Company with due observance of the statutory notice period of forty-two days.

The board of directors of the Company may provide that shareholders and other persons entitled to attend the meeting of shareholders are given notice of the meeting’s convening date exclusively on the company’s website and/or by other electronic means of public announcement. Such provisions are applicable by analogy to other notices and notifications directed to shareholders and other persons entitled to attend a shareholders’ meeting.

The notice convening the shareholders’ meeting will state (i) the subject to be dealt with, (ii) venue and time of the meeting, (iii) the requirements for admittance to the meeting as prescribed in Article 31.3 of the articles of association of Campari, as well as the information referred to in Article 36.3 (if applicable) of such articles of association, and (iv) the address of the company’s website, and such other information as may be required by law.

Accordingly, following the completion of the Transaction, the minimum period to elapse between the date of the notice convening the meeting and the shareholders’ meeting will be longer than the one currently applicable to Campari shareholders.
F.8
Will rights of shareholders change upon completion of the Transaction?

Given the Dutch nationality of the Company, the rights enjoyed by the current Campari shareholders shall change upon completion of the Transaction, and shall be subject to Dutch law and the articles of association of the Company.

An overview on the main changes of the rights of shareholders upon completion of the Transaction is included in the comparative table attached hereto.

F.9	What are the main characteristics of Dutch company law? An overview on the main characteristics of Dutch company law is included in the comparative table attached hereto.
F.10
Which Corporate Governance Code will Campari adopt?

Campari will adopt the Dutch corporate governance code.

The Dutch corporate governance code contains best practice principles for listed companies. The principles may be regarded as reflecting the general views on good corporate governance and create a set of standards governing the conduct of the respective corporate bodies of a listed company.

The application of the Dutch corporate governance code is based on the so-called ‘comply-or-explain’ principle. Accordingly, listed companies are required to disclose, in their annual board report, whether or not they are complying with the various best practice principles of the Dutch corporate governance code. If a company deviates from a best practice principle in the Dutch corporate governance code, the reason for such deviation must be properly explained in the annual board report

The board of directors of Campari acknowledges the importance of good corporate governance. The board of directors of Campari agrees with the general approach and with the majority of the provisions of the Dutch corporate governance code. However, with a view to maintaining continuity and consistency in the composition of the Board of Directors following the Transaction, it is envisaged that in deviation from what is recommended under the Dutch corporate governance code, the office of Chairman of the Board of Directors will be held by a director who albeit ‘non-executive’ pursuant to the new articles of association, may not be considered as ‘independent’ (namely Luca Garavoglia, who is the current Chairman of the board, without executive powers, as well as the person who indirectly controls the Company). In addition, also in light of the role of Lagfin as major shareholder, it is envisaged that Luca Garavoglia and Alessandra Garavoglia, both ‘affiliated’ with Lagfin, will be ‘non-executive directors’ pursuant to the new articles of association (in deviation from the Dutch corporate governance code, recommending no more than one non-executive director to be ‘affiliated’ with a shareholder holding more than 10% of the share capital of the company).

Any further deviation from best practice principles will be illustrated in the annual board report as drawn up by the Board of Directors, in accordance with the Dutch corporate governance code.

F.11
How will the composition of the board of directors change following the Transaction? How will the corporate bodies change following the Transaction?

The composition of the board of directors of Campari will not change upon completion of the Transaction.

Following the completion of the Transaction, certain aspects of Campari’s management system will differ from the management system provided under the articles of association currently in force. Campari will indeed adopt a one-tier board, comprising of executive directors and non-executive directors, the latter being also entrusted with the supervision of executive directors. The directors will remain in office for a period not exceeding four years and may be re-elected.

The system of governance to be adopted by the Company does not foresee a board of statutory auditors and, therefore, on the effective date of the Transaction, the current board of statutory auditors will cease to hold office and no new board of statutory auditors will be appointed. In any case, the Company will establish a Control and Risks Committee in line with that currently established, having control functions pursuant to Dutch applicable laws and regulations. Furthermore, the supervisory body (Organismo di Vigilanza), currently established pursuant to the Legislative Decree No. 231/2001, will be maintained.

The Control and Risks Committee will be in charge, inter alia, of assisting the board of directors to carry out the internal control tasks assigned to the latter, of evaluating the correct use of the accounting principles, as well as their conformity for the purposes of drawing up the consolidated financial statements, as well as of monitoring the effectiveness of the audit and accounting processes, reporting periodically to the board of directors on the activities carried out, as well as on the adequacy of the internal control system.

F.12
How will directors of Campari be selected and appointed after the effectiveness of the Transaction?

After the Transaction, in accordance with Dutch law, directors will be appointed by the shareholders’ meeting (upon prior binding nomination proposed by the board of directors). However, the shareholders’ meeting may deprive the nomination of its binding character by a resolution passed with an absolute majority of the votes cast.

Dutch law does not permit a company to give minority shareholders the right to appoint one or more directors and, therefore, the ‘voting list’ mechanism (voto di lista) currently applicable to Campari will not be applicable upon completion of the Transaction. However, the board of directors will include an appropriate number of independent directors in accordance with Dutch law and the Dutch Corporate Governance Code.

F.13
Will the board of directors of Campari create an audit committee and a compensation and nominating committee?

Yes. Following execution of the Transaction it is expected that the Company will establish internal committees of the Board of Directors in line with those currently in place, namely the Control and Risks Committee and the Compensation and Nominating Committee.

ANNEX
SHAREHOLDERS’ RIGHTS COMPARATIVE TABLE

The table below provides a comparative summary: (a) of the current rights of shareholders of Campari under Italian law and Campari current articles of association; and (b) of the rights that will be due to shareholders of the company as a result of the Transaction becoming effective, pursuant to Dutch law and the proposed new articles of association.

The current articles of association of Campari are available on its corporate website (www.camparigroup.com). The proposed articles of association of Campari are also available on its corporate website, attached to the board of directors’ report on the Transaction.

The table below provides only a summary of certain selected legal provisions applicable to Campari and deemed relevant for shareholders themselves. The table has the mere purpose of providing information and cannot be considered complete or exhaustive. The table is not intended to provide any legal advice. The shareholders shall in any case consult with their own counsels on any relevant legal aspect related to her/his/its investment in the Company following and as a consequence of the Transaction.

Capitalized terms shall have the same meaning ascribed to them in the ‘Questions and Answers’.

Italian law and current articles of association	Dutch law and proposed articles of association
Corporate Bodies
The corporate bodies are the shareholders’ meeting, the board of directors and the board of statutory auditors. The board of directors may also delegate some of its powers to an executive committee.
The corporate bodies are the shareholders’ meeting and the board of directors.  The company will not have a board of statutory auditors, but will establish a Control and Risks Committee having control functions pursuant to Dutch applicable laws and regulations.

Shareholders’ meeting – attendance requirements
A shareholder may attend the shareholders’ meeting and vote if:

(i)   Campari shares are registered in the name of such shareholder as of the seventh trading day prior to the date of the shareholders’ meeting (the Record Date); and

(ii)  the authorized depository intermediary, where the relevant shares are registered, provides Campari with the necessary communication attesting the ownership of the shares by such shareholder (the Communication).

The Communication must be received by the Company by the end of the third trading day prior to the date of the shareholders’ meeting.

Should the Communication be received at a later date – but before the beginning of the meeting – shareholders are nevertheless entitled to attend the shareholders’ meeting and vote.

Anyone becoming a shareholder of Campari following the Record Date is not entitled to attend and vote at the relevant shareholders’ meeting.
A shareholder may attend the shareholders’ meeting and vote if shares are registered in the name of such shareholders on the twenty-eight day prior to the date of the shareholders’ meeting.

1

Italian law and current articles of association	Dutch law and proposed articles of association
Shareholders entitled to attend the shareholders’ meeting and vote may be represented by another person. Such representation requires the granting of a written proxy.	Shareholders and other persons entitled to attend the meeting may choose to be represented at any shareholders’ meeting by a representative who has been duly authorized in writing.
A proxy can be granted for one shareholders’ meeting only (it being valid also for the calls following the first one).	A proxy can be granted for one shareholders’ meeting (it being valid also for the calls following the first one if specifically stated).
Shareholders’ meeting – conduct of the meeting
The chairman of the board of directors acts as chairman of the shareholders’ meeting; in his absence, his office is performed by the eldest vice-chairman. In case of the latter being absent or prevented from performing his office, the office is performed by a different person appointed by the majority of the votes cast.
The general meetings of shareholders will be chaired by the Chairman or his replacement. However, the Board may also appoint another person to chair the meeting.
If the minutes are not drawn up by a notary, the shareholders’ meeting appoints a secretary, who needs not to be a shareholder.	The chairman of the meeting may be assisted by a company secretary to be appointed by the board of directors.
Notice of call
A shareholders’ meeting must be held at least once a year within one hundred and eighty days from the end of the financial year.	A shareholders’ meeting must be held at least once a year within six months from the end of the financial year.
Pursuant to Italian law and the articles of association, shareholders’ meetings shall be convened at single call.
Shareholders’ meetings are called by the board of directors by means of a written notice stating the day, time, location and matters to be resolved upon, as well as details on the procedure to be followed in order to be entitled to attend and vote at the meeting.
Shareholders’ meetings are called by the board of directors via a notice, specifying the subjects to be discussed, the place and the time of the meeting and the admission and participation procedure.

2

Italian law and current articles of association	Dutch law and proposed articles of association
As a general rule, shareholders’ meetings must be called at least thirty days prior to the date set for the meeting.

With respect to shareholders’ meetings called to appoint members of the board of directors and the board of statutory auditors through the list voting system, the notice must be published at least forty days prior to the date set for the meeting.

With respect to extraordinary shareholders’ meetings called to resolve on the reduction of the share capital, pursuant to Articles 2446, 2447 and 2487 of the Italian civil code, the notice of call must be published at least twenty-one days prior to the date set for the meeting.
Shareholders’ meetings must be called at least forty-two calendar days prior to the date set for the meeting.
The notice convening a shareholders’ meeting must be published on the website of the company and on a newspaper, in the form of an excerpt.
All calls, announcements, notifications and communications to shareholders and other persons entitled to attend the shareholders’ meeting must be made available on the company’s corporate website in accordance with the relevant provisions of Dutch law.

Shareholders’ meeting – quorum and adoption of resolutions
No quorum is required to convene ordinary shareholders’ meetings. Extraordinary shareholders’ meetings are validly convened if at least 20% of the share capital is represented.	As a general rule, no quorum is required to convene a general meeting of shareholders.
At ordinary shareholders’ meetings resolutions can be adopted with the favourable vote of the majority of the share capital represented at the meeting.

At extraordinary shareholders’ meetings resolutions can be adopted with the favourable vote of shareholders representing at least two-thirds of the share capital represented at the meeting.

All resolutions of the general meeting are adopted by an absolute majority of the votes validly cast without a quorum being required, except in those cases in which the law or the articles of association require a greater majority.

If there is a tie in voting, the proposal will thus be rejected.

Pursuant to Dutch law and the articles of association, the following matters require at least two-thirds of the votes validly cast at a general meeting if less than half of the issued share capital is present or represented:

(i)          a resolution to reduce the issued share capital;

(ii)         a resolution to restrict or exclude rights of pre-emption;

(iii)        a resolution to authorize the board of directors to restrict or exclude rights of pre-emption.

(i)

3

Italian law and current articles of association	Dutch law and proposed articles of association
Ordinary and Extraordinary shareholders’ meeting matters
Ordinary shareholders’ meetings resolve on the following matters: (i) approval of the financial statements, (ii) distribution of dividends, (iii) appointment and revocation of the directors and statutory auditors, (iv) compensation of the directors and of the statutory auditors, (v) directors’ and statutory auditors’ responsibility, (vi) approval of the meeting regulation (if any), (vii) other matters provided by law.

The extraordinary shareholders’ meeting adopts resolutions on amendments to the articles of association of the company, on liquidation or dissolution of the company, as well as on such other issues as prescribed by the law (such as mergers and demergers).

Dutch law does not make a distinction between ordinary meetings and extraordinary meetings.

The purpose of the annual general meeting of shareholders is to discuss and/or to discuss and approve (as the case may be), inter alia, the board report, the adoption of the annual accounts, allocation of profits (including the proposal to distribute dividends), release of members of the board of directors from liability for their management and supervision and other proposals brought up for discussion by the board of directors. Directors may be elected at any general meeting of shareholders.

Other general meetings of shareholders will be held as often as the board of directors deems such necessary. Any shareholders’ meeting other than the annual ordinary meeting will be regarded as an extraordinary general meeting, which is not recognized as such under Dutch law.

Shareholders’ meeting – voting rights
Each ordinary share entitles its holder to one vote.	Each ordinary share entitles its holder to one vote.
By means of a resolution adopted by the extraordinary shareholders’ meeting in 2015, multiple voting mechanism has been introduced. Two voting rights will be attached to each share upon uninterrupted ownership and continued registration in a special register, in the name of the same shareholder, for twenty-four months.

The articles of association provides the following multiple voting system:

−     Special Voting Shares A: in substantial continuity with the current multiple voting mechanism, such shares entitle their holders to 1 vote in addition to the one granted by an ordinary share. After execution of the Transaction, (i) shareholders of Campari who, as of the effective date of the Transaction, are holders of the increased voting rights benefit pursuant to Italian law will continue to be entitled to 2 voting rights for each Campari ordinary share held and, to such end, will be entitled to receive one Special Voting Share A for each ordinary share held; and (ii) shareholders who, as of the effective date of the Transaction are not holders of the increased voting rights benefit pursuant to Italian law, will be entitled to receive one Special Voting Share A for each ordinary share held for an uninterrupted period of two years, as well as of continuous registration of the ordinary shares in the Loyalty Register;

−       Special Voting Shares B: such shares entitle their holder to 4 votes in addition to the one granted by an ordinary share. Special Voting Shares B are allocated to shareholders after three years of uninterrupted ownership of Special Voting Shares A (as well as uninterrupted registration in the Loyalty Register of the ordinary shares to which such Special Voting Shares A are associated);

4

Italian law and current articles of association	Dutch law and proposed articles of association

−       Special Voting Shares C: such shares entitle their holder to 9 votes in addition to the one granted by an ordinary share. Special Voting Shares C are allocated to shareholders after five years of uninterrupted ownership of Special Voting Shares B (as well as uninterrupted registration in the Loyalty Register of the ordinary shares to which such Special Voting Shares B are associated).

Shareholders’ right to call a meeting, to submit new items on the agenda and new resolution proposals on matters already included
Shareholders’ meetings must be called without delay by the board of directors if so requested by shareholders representing at least 5% of the share capital. Shareholders are not allowed to call shareholders’ meetings with respect to resolutions to be adopted (i) upon proposal of the board of directors or (ii) on the basis of a report drawn up by the board of directors.

Should (i) the board of directors or, in its place, the board of statutory auditors fail to comply and (ii) refusal to comply be unjustified, the shareholders’ meeting may be called by means of a decree issued by the competent court.

Shareholders holding at least 10% of the company’s issued share capital may request the board of directors to convene a general meeting. Such request will include the proposed agenda items. If the board of directors does not call a meeting within 8 weeks after receipt of such request, the requesting shareholders may file a request with the district court to obtain a court-ordered calling.

In the ten days following the publication of the notice of call (or in the five days following such publication, if the meeting is called to resolve on the reduction of the share capital), shareholders representing at least a fortieth of the share capital may (i) request for additional items to be included in the agenda or (ii) submit resolution proposals in relation to items on the agenda. Such request must be published by means of publication of the notice at least fifteen days prior the shareholders’ meeting.

Once the notice for a specific meeting of shareholders (including the agenda) has been published, no additional items can be added by shareholders. However, at least sixty days before the day of a general meeting of shareholders (please note that the board of directors must give notice of the meeting with due observance of the statutory notice period of forty-two days), shareholders alone or in aggregate holding at least 3% of the issued share capital of the company are entitled to request the board of directors that a matter is placed on the agenda of a general meeting of shareholders.

Shareholder Information Rights
The notice calling the shareholders’ meeting includes the items on the agenda. The notice is published on the corporate website and in the form of an excerpt on a newspaper.
Shareholders have the right to receive the agenda and any further information regarding the content of the notice of the meeting. This information will be made available, via the company’s website, at least forty-two days prior to the date when the meeting is to be held.

As a general rule, pursuant to Italian law the board of directors must prepare a report on each item of the agenda to be made available to the public by the day of the publication of the notice calling the shareholders’ meeting at the company legal seat and on the company corporate website.
Pursuant to Dutch Company law, there is no right for shareholders to request for specific information ahead of the general meeting of shareholders.

5

Italian law and current articles of association	Dutch law and proposed articles of association
Furthermore, any shareholder having voting rights can submit queries on the items of the agenda during or before the meeting. Answers to queries submitted prior to the meeting must be given during the meeting at the latest. No reply is necessary, even in the shareholders’ meeting, to queries raised prior to it, where the information required is already available in a ‘Questions & Answers’  format in the company’s website.
The board of directors is only required to provide information which is requested during a meeting of shareholders and may only decide not to provide the requested information if this would be contrary to an overriding interest of the company.
Proxy solicitation
Pursuant to Italian law, one or more shareholders or any entitled person can solicit proxies, provided that:

(i)   a prospectus and a proxy form are transmitted for publication to Campari, to the Italian markets’ supervisory authority (Consob), to Borsa Italiana S.p.A. and to Monte Titoli S.p.A.; and

(ii)  an accompanying notice is sent to Campari (which makes it available to the public on its corporate website), to Consob, to Borsa Italiana S.p.A. and to Monte Titoli S.p.A.

Upon release of the proxy, voting rights are exercised by the proxy holder (or by its substitute, if expressly indicated in the prospectus and in the proxy form).

Proxies may be granted only with respect to shareholders’ meetings already called, being valid for any subsequent call. Proxies must be dated and signed and must contain voting instructions. Voting instructions may also refer to only some of the items on the agenda.

Proxies may be revoked until the last day prior to the meeting.
Pursuant to Dutch law, there are no regulations on solicitation of voting proxies.
Amendments to the articles of association – share capital increases or reductions
Pursuant to Italian law, amendments to the articles of association of a joint stock company, including share capital increases or reductions, are resolved upon by the extraordinary shareholders’ meeting.

A resolution to amend the articles of association can be adopted exclusively by the shareholders’ meeting with an absolute  majority of the votes validly cast, but only on a proposal of the board of directors.

Pursuant to Dutch law and the articles of association, if an amendment to the articles of association is proposed, a copy of said proposal must be made available at the company’s headquarters for review by the shareholders and other parties entitled to attend the meeting until the end of the meeting.

6

Italian law and current articles of association	Dutch law and proposed articles of association
The shareholders’ meeting may delegate the resolution to increase the share capital of the Company to the board of directors, for a maximum period of five years and for a maximum amount determined by the resolution of shareholders delegating such power.

The articles of associations authorize the board of directors to issue shares for a period of five years from the entry into force of the articles, within the limit of the Company’s authorised capital.

After such five years period, new shares may be issued pursuant to a resolution of the shareholders’ meeting. The board of directors may be designated by the shareholders’ meeting to issue new shares, for a maximum period of five years and for a number of shares determined by the shareholders’ meeting.

Pursuant to Italian law, share capital reductions may be carried out either (i) by waiving shareholders’ obligations to make contributions, or (ii) by reimbursing equity to shareholders, or (iii) in case the share capital has decreased by more than one third as a consequence of losses, provided that such decrease is not restored during the following financial year so to be equal to less than one third of the share capital.

If the share capital (i) has decreased by more than one third and, at the same time, (ii) has decreased under the minimum amount prescribed by law, a shareholders’ meeting shall be convened in order to resolve upon (i) the share capital decrease and, at the same time, (ii) a share capital increase so for it to be at least equal to the minimum amount prescribed by law or, alternatively, a statutory transformation of the company.

The shareholders’ meeting is entitled to resolve to reduce share capital by cancellation of shares or by reducing the par value of the shares by amending the articles of association.

A resolution to cancel shares can only relate to shares held by the Company itself or all shares of a particular class. A cancellation of all shares of a particular class shall require the prior approval of the meeting of holders of shares of the class concerned.

The shares subject to the decision to reduce share capital must be indicated in the resolution, which must also state the procedures for implementation. The resolution can be adopted exclusively by the shareholders’ meeting, but only at the proposal of the board of directors.

Preferential subscription rights
Pursuant to Italian law, newly issued shares and convertible bonds shall be offered in option (opzione) to (i) shareholders, pro quota to the number of shares held and (ii) holders of convertible bonds (if any), on the basis of the applicable exchange ratio.

Such option right may be exercised within fifteen days from the publication of the offer.

Shareholders exercising their option rights may, upon request, exercise their pre-emptive right (diritto di prelazione) to subscribe such shares or convertible bonds in relation to which option rights have not been exercised.

With respect to listed companies (as Campari), should shares and convertible bonds offered in option remain unsubscribed upon expiration of the fifteen-day period, such shares and convertible bonds shall be offered on the market, in the following thirty days, for at least five trading days.

Shareholders of ordinary shares have a pre-emptive right over newly issued ordinary shares in proportion to the aggregate nominal value of the ordinary shares, it being understood that there is no pre-emptive right over newly issued ordinary shares reserved to employees of the company under a stock option plan adopted by the company.

7

Italian law and current articles of association	Dutch law and proposed articles of association
Pursuant to Italian law, exercise of the option right is excluded if: (i) newly issued shares are to be subscribed by means of a contribution in kind; (ii) the interest of the company so requires.
The articles of associations authorize the board of directors to restrict or exclude pre-emptive rights for a period of five years from the entry into force of the articles.

After such five years period, the pre-emptive right may be restricted or excluded by resolution of the shareholders’ meeting or the board of directors, if authorised to this end by the shareholders’ meeting for a maximum period of five years and provided it has also been authorised to resolve on the issue of new shares in the company. The proposal to the shareholders’ meeting regarding the restriction or exclusion of the pre-emptive rights must state the reasons for said proposal, as well as the determination of the issue price.

Approval of financial statements
The annual financial statements of a joint stock company, required to prepare consolidated financial statements, must be approved by an ordinary shareholders’ meeting to be held no later than one hundred and eighty days after the end of the relevant financial year.

The board of directors must within four months after the end of the preceding financial year prepare the annual accounts, comprising the balance sheet, income statement and notes to the accounts. Within the aforementioned four-month period, the board of directors must also prepare the board report, and any other information that must be disclosed pursuant to applicable law and regulations.

The annual accounts must be approved by the annual general meeting to be held each year, no later than the end of the month of June.

Dividends
Dividends may be distributed to shareholders:

(i)   up to the amount of the net profits resulting from the duly approved annual financial statements for the previous fiscal year, provided however that net profits are firstly deducted to establish the legal share capital reserve (and up to such reserve amounting to 20% of the share capital); and/or

(ii)   up to the amount of its distributable share capital reserves.

Dividends may not be distributed if such distribution could reduce the company’s assets below the amount of the fully paid-in and subscribed share capital and the legal or statutory reserves.

The company may make distributions to the shareholders only to the extent that its equity exceeds the amount of the issued share capital, increased by the reserves which must be maintained in accordance with Dutch law.

The company may only make a distribution of profits realised during a financial year to the shareholders after the adoption of its statutory annual accounts demonstrating that such distribution is legally permitted.

The board of directors may determine that distributions shall be made from the company’s share premium reserve or from any other freely distributable reserve.

Insofar as the profits have not been appropriated to increase and/or form reserves by the board of directors, they will be put at the disposal of the shareholders’ meeting. The shareholders’ meeting may resolve, on the proposal of the board of directors, to pay dividend out of the profits on the ordinary shares. The board of directors may decide, subject to the approval of the shareholders’ meeting and the board of directors having been authorised to issue shares, that a distribution shall, wholly or partially, be made in the form of shares, or that shareholders shall be given the option to receive a distribution either in cash or in the form of shares.

8

Italian law and current articles of association	Dutch law and proposed articles of association
Under Dutch law there is no rule on the exchange ratio for stock dividend. The board of directors decides on the exchange ratio.
The board of directors may further resolve upon the distribution of interim dividends (acconti sui dividendi). Pursuant to Italian law, interim dividends may not be distributed if operating losses result from the financial statements.

The company may make one or more interim distributions to shareholders provided that it appears from an unaudited interim statements that company has sufficient distributable equity to make the relevant distributions.

Payment of dividends may be claimed by entitled shareholders within (and no later than) five years from the day on which the distribution is resolved upon by the shareholders’ meeting.	The right to dividends and distributions will lapse if the dividends or distributions are not claimed within five years following the day after the date on which they first became payable.

Pursuant to the articles of association, any holder of Special Voting Shares – the issuance of which has been charged on the Special Capital Reserve – is entitled to substitute such charge at any time by making an actual payment to Campari of a sum equal to the nominal value of the Special Voting Shares held (the Special Shares Paid-up in Cash). Special Shares Paid-up in Cash will give entitlement to a dividend equal to 1% of the nominal value actually paid. Such dividends, however, will be paid only insofar as the profits have not been appropriated in full to increase and/or form reserves. Actual payments made during the financial year to which the dividend relates, will not be counted. No further distribution will be made on the Special Voting Shares. Campari will maintain a separate capital reserve to pay-up Special Voting Shares. The board of directors is authorised to credit or debit this special capital reserve at the expense or in favour of the Company’s other reserves.

Withdrawal right
Pursuant to Italian law, withdrawal right may be exercised by shareholders who do not vote in favour (that is to say, who do not attend the shareholders’ meeting or who vote against the proposed resolution or who abstain from voting) of resolutions relating to the following:

(i)        changes to the corporate purpose, insofar as a material change of the same is implied;

(ii)        transformation of the company;

(iii)       transfer of the official seat abroad;

Certain resolutions of the general meeting can be implemented only if dissenting shareholders are given a cash-out option: a resolution to convert the company into another type of legal entity (not being a Dutch BV) and a resolution to merge the company into another EU or EEA member state acquiring legal entity.

Other than the above, the shareholders shall not have a right of redemption and/or withdrawal pursuant to Dutch law.

9

Italian law and current articles of association	Dutch law and proposed articles of association
(iv)       revocation of the company’s liquidation status;

(v)       elimination of one or more reasons triggering the exercise of withdrawal right;

(vi)      changes to the criteria for the determination of withdrawal price;

(vii)      amendments to the articles of association with respect to voting rights or participation rights;

(viii)     extension of the duration of the company; and

(ix)      introduction (or removal) of constraints to the circulation of shares.

With respect to listed companies (as Campari), withdrawal right may be further exercised in case of resolutions implying the delisting of the company’s shares.

Pursuant to Italian law, entitled shareholders may exercise their withdrawal rights (in relation to some or all of their shares) within fifteen calendar days following the registration of the relevant shareholders’ meeting’s resolution with the Companies’ Register.

The shares in relation to which the withdrawal right is exercised shall not be sold or disposed of and shall remain deposited with the official seat of the company (or with the respective intermediary) until the withdrawal price is paid.

Pursuant to Italian law, as far as listed companies (as Campari) are concerned, the redemption price is calculated with reference to the arithmetic average of the daily closing price (as calculated by Borsa Italiana S.p.A.) of Campari shares for the six-month period prior to the date of publication of the notice for convening the shareholders’ meeting, the resolution of which entitles shareholders to withdraw.

Right to inspect the shareholders’ registers and company documentation
Pursuant to Italian law, all shareholders – either in person or through a representative – may inspect the shareholders’ register and the register of shareholders’ meetings’ minutes at any time, and may request copies of such documentation at their own expense.

Each shareholder may request an excerpt from the register of shareholder evidencing its entitlement to shares.

The minutes of general meetings of shareholders will be made available on the company’s website no later than three months after the date of the meeting.

Challenge of shareholders’ meeting resolutions
Resolutions adopted by the shareholders’ meeting may be challenged by absent or dissenting shareholders, by shareholders who abstained from voting, by the directors or by the board of statutory auditors, if taken in violation of applicable law or of the articles of association.

Any shareholder may challenge before the courts a resolution from the shareholders’ meeting claiming that the resolution is null and void on the basis that it is in contravention with the law or the company’s articles of association.

10

Italian law and current articles of association	Dutch law and proposed articles of association
Insofar as listed companies (as Campari) are concerned, resolutions adopted by the shareholders’ meeting may be challenged by absent or dissenting shareholders and by shareholders who abstained from voting, representing at least 1/1000 of the share capital (with voting rights).
Any shareholder may also request the court to reverse a resolution adopted by the shareholders’ meeting on the basis that it was made in contravention with (i) statutory rules or rules in the company’s articles concerning the adoption of resolutions; (ii) the standards of reasonableness and fairness as applicable between the shareholders and the company; or (iii) internal regulations such as by-laws of the board of directors (if any). The right to request reversal is barred one year after the shareholder was informed of, or could reasonably have taken cognisance of, the resolution.

Finally, Dutch corporate law provides a specific type of court proceedings whereby shareholders alone or in aggregate holding shares which represent the lower of (i) at least 10% of the issued share capital or (ii) EUR 225,000 of the nominal value of the issued shares, may request the Enterprise Chamber of the Amsterdam District Court to order an investigation into the policies pursued by the company.

Board of directors – appointment
With the exception of the first directors, who are appointed in the deed of incorporation of the company, directors are appointed by the shareholders’ meeting.
The shareholders’ meeting shall appoint the directors upon binding nomination by the board of directors.

A nomination by the board of directors will be binding. However, the shareholders’ meeting may deprive the nomination of its binding character by a resolution passed with an absolute majority of the votes validly cast without a quorum being required.

Directors may not be appointed for a period longer than three financial years, their mandate terminating as at the date of the shareholders’ meeting called to approve the financial statements relating to the last of such three financial years. Directors may be re-appointed.
Term of office of directors may not exceed a maximum period of four years at a time. A director who ceases office is immediately eligible for reappointment.
The total number of directors is determined by the shareholders’ meeting.	The total number of directors is determined by the board of directors within the limits set forth in the articles of association.
The articles of association provide that the board of directors shall consist of three to fifteen members.

The current board of directors of the company is composed of 9 members, that will terminate upon approval of the financial statements as at the date of the shareholders’ meeting convened to approve the financial statements at 31 December 2021.

The articles of association of the company provide that the board of directors (including executive directors and non-executive directors) shall consist of three to fifteen members.

It is envisaged that the current members of the board of directors will continue in office following completion of the Transaction, until the expiry of term of their mandate.

11

Italian law and current articles of association	Dutch law and proposed articles of association
Pursuant to Italian law and the articles of association, members of the board of directors are appointed through a voting list system. A list may be submitted by shareholders or by the board of directors.
After the Transaction has been completed, the directors of Campari shall no longer be appointed via the voting list system the Company currently uses.
Board of directors – proportional representation right
The board of directors is appointed by the shareholders’ meeting based on lists.

Each shareholder (as well as shareholders belonging to the same group and shareholders who take part in a shareholders’ agreement) may present, or contribute to present, or vote one list, including through an intermediary or trust company.

Lists may only be presented by shareholders having voting rights and who, either alone or together with other shareholders, represent at least the percentage of the share capital, subscribed as at the date of submission of the list, established and published by the Italian market authority (Consob), which will be from time to time notified in the notice of shareholders’ meeting called upon to pass resolution on the appointment of the board of directors.
There is no proportional representation right prescribed under Dutch company law or the Company’s articles of association.
Board of directors – removal – substitutions
Pursuant to Italian law, directors may be removed from office by means of a resolution adopted by the shareholders’ meeting at any time. Should directors be removed from office without cause (giusta causa), they are entitled to claim compensation for damages.

The shareholders’ meeting has the power to suspend or remove directors from office at any time.

A resolution of the shareholders’ meeting to suspend or remove a director other than pursuant to a proposal by the Board requires an absolute majority of the votes cast.

Pursuant to Italian law and the articles of association, should the board of directors be composed of a number of members below the one resolved upon by the shareholders’ meeting due to vacancies (that is to say, resignation or revocation), then the remaining directors shall replace vacant seats by appointing (without recourse to the voting list system) as many members as required to re-establish the number resolved upon by the shareholders’ meeting (cooptazione), conditional upon the majority of the members of the board of directors still being appointed by the shareholders’ meeting.

Directors appointed in accordance with the above hold their office until the next shareholders’ meeting.

If one or more seats are vacant, the remaining directors shall be entrusted with the management of the company, it being nevertheless understood that, in such a case, the board of directors shall have the power to appoint one or more persons to temporarily hold office. Persons that can be designated as such include former Directors (irrespective of the reason why they are no longer Directors).

Should vacancy of the majority of the members of the board of directors appointed by the shareholders’ meeting occur, then the board of directors as a whole shall be deemed as ceased. Remaining directors shall call a shareholders’ meeting with no delay.

If, due to resignations or other causes, the majority of directors appointed by the shareholders’ meeting should no longer hold office, a shareholders’ meeting will be convened on an urgent basis to appoint new directors. The term of office of the directors not reappointed at the shareholders’ meeting will be deemed to have expired at the end of the relevant meeting. In such an event the board of directors will have no binding nomination right.

12

Italian law and current articles of association	Dutch law and proposed articles of association
Should vacancy of the entire board of directors occur, then the board of statutory auditors shall call the shareholders’ meeting with no delay. In the meantime, the board of statutory auditors is entrusted with the ordinary business.
Board of directors – resolutions
The board of directors may validly take resolutions if the majority of the directors in office are present and, in the absence of notice of meeting, if all the directors in office and the regular statutory auditors are present.

All board of directors resolutions shall be passed by a majority vote of the directors (or their representatives) present at the meeting. Decisions taken at a meeting of the board are valid only if the majority of the directors is present or represented at the meeting.  Each director shall have one vote and no casting vote is envisaged by the articles of association. The board of directors may designate types of resolutions which are subject to requirements deviating from the foregoing.

Resolutions are adopted with the favorable vote of the majority of the directors who attend the meeting. In the event of a tie, the chairman’s vote shall prevail.
Pursuant to the articles of association, the board of directors of shall be authorised to pass resolutions outside a meeting, provided that the proposal is submitted to all directors and none of them has objected to the relevant manner of adopting resolutions.

Resolutions adopted by the directors may be challenged:

(i)   by the board of statutory auditors and by absent or dissenting directors, if taken in violation of applicable law or of the articles of association; and

(ii)  by shareholders, if taken in prejudice of their rights.

Insofar as listed companies (as Campari) are concerned, resolutions adopted by the directors may be challenged by shareholders representing at least 1/1000 of the share capital (with voting rights) within ninety days from (i) the date of approval, or (ii) the date of filing or (iii) the date of registration of the resolution challenged with the Companies’ Register, as the case may be.

Any shareholder may challenge before the courts a resolution from the board of directors claiming that the resolution is null and void on the basis that it is in contravention with the law or the company’s articles of association. The provisions established under section ‘Challenge of shareholders’ meeting resolutions’ above shall apply the same for these type of resolutions.

Board of directors - Powers and duties
Pursuant to the articles of association, the board of directors is vested with all powers for the ordinary and extraordinary management of the company. It is therefore empowered to take all such actions as it deems necessary to attain the corporate purpose, with the exception of those actions reserved to the shareholders’ meeting by law.

The board of directors is responsible for the management of the company.

The duty of the non-executive directors is to supervise the performance of duties by the executive directors as well as the general course of affairs of the company and the business connected with it. The non-executive directors are also charged with the duties assigned to them pursuant to the law and the articles of association.

13

Italian law and current articles of association	Dutch law and proposed articles of association
Pursuant to Italian law and the articles of association, the board of directors is also authorised to take resolutions relating to:

(i)   mergers of companies entirely owned or no less than ninety percent owned by the company with and into it;

(ii)  establishing or closing secondary offices, branches, agencies and sub-offices in Italy and abroad;

(iii)  indicating which directors have the power to represent the company;

(iv) reducing share capital if shareholders exercise their right of withdrawal;

(v)  modifying the articles of association to adapt them to legislative changes;

(vi) moving the company’s head offices within Italy;

(vii) issuance of bonds within the limits and by the methods set by the law.

Pursuant to Dutch law and the articles of association, adoption of resolutions of the board of directors having an important impact on the identity or nature of the company or its business shall be subject to the prior approval of the shareholders’ meeting.
Such resolutions include in any event:

(i)    the transfer of (nearly) the entire business of the company to a third party;

(ii) entering into or terminating a long term cooperation between the company or a subsidiary (dochtermaatschappij) and another legal entity or company or as a fully liable partner in a limited partnership or general partnership, if such cooperation or termination is of fundamental importance for the company; and

(iii)  the acquisition or disposal of an interest in the capital of a company if the value of such interest is at least one third of the sum of the assets of the company according to its balance sheet and explanatory notes or, if the company prepares a consolidated balance sheet, its consolidated balance sheet and explanatory notes according to the last adopted annual accounts of the company, by the company or a subsidiary (dochtermaatschappij).

The authority to represent the company is vested with the chairman. The chief executive officer(s) have the power to represent the Company, within the powers assigned to them.	The board is authorised to represent the company. The board may appoint officers with general or limited power of representation.
Pursuant to Italian law, should a director have any personal interest – whether on his/her own behalf or on behalf of third parties – with respect to a transaction to be carried out by the company, such director must inform the board of directors and the board of statutory auditors of such personal interest.

Should the chief executive officer have the mentioned personal interest, he must refrain from carrying out the transaction and delegate it to the board of directors. In such case, reasons to approve the transaction, as well as the benefit of the company from the same, shall result in the resolution of the board of directors.

A director cannot take part in a vote on a matter or transaction, in relation to which he/she has direct or indirect personal interest that is in conflict with the interests of the company and the business connected with it.

14

Italian law and current articles of association	Dutch law and proposed articles of association
Internal committees of the board of directors
Pursuant to the articles of association, the board of directors is entitled to delegate some of its duties to an executive committee, without prejudice to the duties that – pursuant to the law and the articles of association of the company – shall be performed exclusively by the board of directors.

In addition, the board of directors may establish committees with advisory role. As of today, the board of directors has established the following advisory committees:

(i)          the ‘Control and Risk Committee’; and

(ii)          the ‘Compensation and Appointment Committee’.

Pursuant to the articles of association, the board of directors can, within the limits set by the law, delegate its powers to individual members of the board of directors and/or to committees.

In accordance with the best practices applicable to Dutch companies, the Company will establish internal committees of the Board of Directors in line with those currently in place.

Board of Directors – Liability
Pursuant to Italian law, directors shall perform their duties with the diligence and care required by the nature of their office and by their specific competences. Directors are jointly liable towards the company for damages occurred due to failure to comply with their duties. In any case, should directors be aware of prejudicial circumstances, they are jointly liable towards the company if they do not make their best effort to prevent such circumstances from occurring or to limit their harmful consequences.

If a director is liable to the company, for example for a violation of his/her fiduciary duties, only the company may institute a lawsuit against him/her.

Derivative actions, where a shareholder is entitled to bring an action against directors, do not exist under Dutch law. Similarly, a shareholder cannot sue directors in his own name for a tort or breach of duties vis-à-vis the company.

Directors may be claimed liable before the competent court upon initiative taken by the shareholders’ meeting (with the applicable majorities, as provided for by law) or, alternatively, by resolution adopted by the board of statutory auditors (with the favourable vote of two thirds of the members), within five years from their termination of office.

The action against directors may be waived or settled upon resolution by the shareholders’ meeting, provided that dissenting shareholders do not represent more than 20% of the share capital or, insofar as listed companies are concerned, 5% of the share capital.

The resolution to bring an action against directors, if adopted with the favourable vote of at least 20% of the share capital, implies the revocation of directors from office and their replacement.

Dutch law provides a specific type of court proceedings whereby shareholders alone or in aggregate holding shares which represent the lower of (i) at least 10% of the issued share capital or (ii) EUR 225,000 of the nominal value of the issued shares, may request the Enterprise Chamber of the Amsterdam District Court to order an investigation into the policies pursued by the company. The complaint must relate to the ‘likely mismanagement’ of the company. An important part of these proceedings is that, when the Enterprise Chamber orders an investigation, it has far-reaching powers to immediately take preliminary measures which may include among others measures such as to suspend or replace members of the board of directors.

If the Enterprise Court finds that there has been mismanagement, then, with the exception of appeal to the Supreme Court, its decision is binding upon the directors who have appeared in the proceedings and have set up a defence. The decision, however, does not automatically imply personal liability of the directors for mismanagement. Third parties (including shareholders) will have to prove the personal liability of the directors in separate legal proceedings.

15

Italian law and current articles of association	Dutch law and proposed articles of association
Disclosure of significant holdings
Any person whose shareholding in the share capital of a listed company reaches or crosses (whether exceeding or falling below) the threshold of 3%, 5%, 10%, 15%, 20%, 25%, 30%, 50%, 66.6%, and 90% shall notify both the company and Consob of its shareholding.

The Italian market authority (Consob) may, provided that it is justified by needs to protect the investors, envisage – for a limited period of time – thresholds lower than 3% for companies with an elevated current market value and particularly extensive shareholding structure.

Any person who, directly or indirectly, acquires or disposes of shareholdings and/or voting rights must immediately give written notice to the AFM of such acquisition or disposal by means of a standard form if, as a result of such acquisition or disposal, the percentage of capital interest and/or voting rights held by such person reaches, exceeds or falls below the following thresholds: 3%, 5%, 10%, 15%, 20%, 25%, 30%, 40%, 50%, 60%, 75% and 95%.

The mentioned notification obligations also apply with respect to shareholdings and/or voting rights held by members of the board of directors.

Mandatory tender offers
Pursuant to Italian law, a mandatory tender offer addressed to all security holders on the totality of the securities admitted to trading on a regulated market shall be triggered in case anyone (following acquisitions or upon increase of its voting rights) holds a stake higher than 30% of the share capital or holds more than 30% of the voting rights. Furthermore, Italian law provides that a mandatory tender offer shall be triggered in case anyone, as a consequence of acquisitions, result to hold a stake higher than 25% of the share capital and no other shareholders has a higher participation of such stake.

Pursuant to Dutch law any person, acting individually or in concert with others, who acquires, directly or indirectly, a percentage equal to or in excess of 30% of the voting rights in a company listed on a regulated Dutch or European market will be obligated to make a public offer to acquire all shares in the company’s share capital.

The obligation to launch a mandatory tender offer does not apply if another shareholder (or other shareholders jointly) hold the majority of voting rights exercisable in the ordinary shareholders’ meeting.

The obligation does not apply to those who, individually or acting in concert with other persons, hold a percentage equal to or in excess of 30% of the voting rights of the company before the shares are admitted to listing and who continue to hold the same interest after listing.

16